UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM	8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	August 9, 2023

KAMAN CORPORATION
(Exact name of registrant as specified in its charter)

Connecticut	001-35419	06-0613548
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1332 Blue Hills Avenue,	Bloomfield,	Connecticut	06002
(Address of principal executive offices)			(Zip Code)

(860)	243-7100
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($1 par value per share)	KAMN	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02(c) - Appointment of Principal Accounting Officer

On August 9, 2023, the Board of Directors of Kaman Corporation (the “Company”) appointed Matthew Petterson, age 39, to serve as Vice President, Chief Accounting Officer and Controller of the Company. Effective as of September 1, 2023, Mr. Petterson will become the “principal accounting officer” of the Company and assume the additional duties and responsibilities relating thereto.

Since joining the Company in September 2021, Mr. Petterson has held several positions of increasing responsibility in accounting roles within Kaman Precision Products, Inc. and Kaman Aerospace Corporation, subsidiaries of the Company within the Precision Products segment, most recently serving as Vice President - Finance - Air Vehicles & Precision Products since May 29, 2023, and serving as Executive Director, Finance from January 2022 to May 29, 2023 and Director, Accounting from September 2021 to January 2022. Prior to joining the Company, he held several positions of increasing responsibility with PricewaterhouseCoopers LLP from September 2010 to September 2021, including Director from April 2019 to September 2021, Senior Manager from July 2018 to March 2019, and Manager from July 2015 to June 2018. He holds a Master of Science in Accounting and a Bachelor of Science in Accounting from the University of Rhode Island – College of Business.

In connection with his appointment as Vice President, Chief Accounting Officer and Controller, Mr. Petterson will be entitled to receive (i) a base salary at the annual rate of $265,000, (ii) a 35% annual incentive opportunity, and (iii) a 55% long term incentive opportunity. He will continue to be eligible to participate in all employee benefit programs that are applicable to executives in his geographic location and position.

Mr. Petterson has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed. There are no family relationships between Mr. Petterson and any director or executive officer of the Company.

Item 5.02(e) - Amendment to Executive Employment Agreement between the Company and Ian K. Walsh

On August 9, 2023, the Company entered into Amendment No. 1 to Executive Employment Agreement (the “Amendment”) amending the Executive Employment Agreement, dated August 20, 2020 (the “Original Employment Agreement” and, as amended by the Amendment, the “Employment Agreement”), by and between the Company and Ian K. Walsh (the “Executive”), the Company’s Chairman, President and Chief Executive Officer. The Amendment (a) extends the term of the Executive’s employment for an additional three years ending on September 8, 2026, and (b) modifies the compensation payable to the Executive in the event that his employment is terminated by the Company other than for Cause (other than a termination due to Disability or death) or by the Executive for Good Reason to include, among other things: (i) a lump-sum severance payment based on a multiple of the Executive’s then-current Base Salary and annual bonus opportunity (at 100% of target) (as opposed to a multiple of Base Salary and the most recent annual bonus actually paid or awarded to the Executive, as set forth in the Original Employment Agreement), and (ii) the pro-rata payment of each cash and equity-based long term performance award for which the performance period has not yet been completed as of the date of termination (as opposed to just cash-based long-term performance awards, as set forth in the Original Employment Agreement), each such pro-rata payment to be determined based on the actual performance of the Company and paid at the time that any such long-term performance award is paid to other senior executives of the Company. All other terms of the Original Employment Agreement remain unchanged.

All capitalized terms used but not defined in the preceding paragraph have the meanings ascribed to them in the Employment Agreement. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

The following exhibits are filed with this report:

Exhibit	Description
10.1	Amendment No. 1 to Executive Employment Agreement, dated as of August 9, 2023, by and between Ian K. Walsh and the Company.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAMAN CORPORATION

By:	/s/ James G. Coogan
James G. Coogan
Senior Vice President, Chief Financial Officer and
Treasurer

Date: August 14, 2023